Exhibit 99.2

Prepared Remarks from Conference Call

                      SECOND QUARTER FY98 EARNINGS RELEASE
                             CONFERENCE CALL SCRIPT

Introduction - Dave Bosher
Good morning. This is Dave Bosher, vice president and treasurer for Cadmus. I want to thank you for joining us this morning to review our results for the second quarter of fiscal 1998. Joining me for today's conference call are Steve Isaac, executive vice president for the Marketing Communications sector and Bruce Thomas, senior vice president and chief financial officer. We will begin this call with my review of the quarter's results, followed by brief comments from Steve Isaac. We will then be pleased to answer any questions that you may have.

Second Quarter Review - Dave Bosher
Before I go through my customary review of our quarterly results, I'd like to give you something of an "executive summary" of the highlights of our strong second quarter performance:

               o first, net income increased 34% to $.36 per share, up from $.27 in last year's second quarter,

               o second, operating margins were 7.1% of sales, up from 6.1% in the prior year,

               o third, net of restructuring cash outlays and over $9 million in
                 CAPEX, we generated free cash flow in the second quarter of $4.4 million, and

               o fourth, total debt fell to less than $94 million and
                 debt-to-capital improved further to 47.4%.

Those are the highlights. Now let me give you a little more detailed review of the quarter. As I indicated, Cadmus' second quarter net income rose 34% to $2.9 million, or $.36 per share from net income of $2.2 million, or $.27 per share, in the same period last year.

As was the case in our first quarter, second quarter sales declined marginally, from $97.2 million last year to $96 million. This decline was entirely the result of the closing of several operations in connection with our restructuring actions in fiscal 1997. Adjusted for the closed operations, sales actually rose 4%. Lower year-over-year paper prices also had a negative impact on reported sales. Adjusted for discontinued businesses and lower paper prices, second quarter sales advanced over 5%.

Gross margins improved in the second quarter to 22.6%, up from 21.7% in the same period last year, and up 40 basis points over first quarter results. In addition, selling and administrative expenses declined to 15.5% of sales in this year's second quarter, down slightly from 15.6% last year and 16.1% in our first quarter. Operating income rose 15% to a record $6.8 million and our operating margin improved to 7.1% of sales, up from 6.1% last year. The 7.1% operating margin was our highest second quarter operating margin in over a decade.

Interest expense continued to decline, falling to $1.9 million this quarter from $2.1 million last year. The reduction in interest expense has been due to lower debt levels resulting from our strong cash flow performance over the last twelve months. Just a little data on that point - over the trailing twelve months, free cash flow has totaled $9 million.



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I'd like now to spend just a few minutes describing the operating performance of several of our key businesses.

Our Professional Communications sector had another good quarter. This group, which is comprised of our research journal services and magazine product lines, recorded a sales decline of just under 4% in the second quarter. The decline in sales was primarily attributable to lower average paper prices, which produced one-half of the 4% decline, and to the continued downsizing of our magazine product line.

Operating margins in this sector continued to register steady improvement, rising over 60 basis points to 13.5% in the second quarter compared to last year's 12.9%. This increase was attributable to restructuring savings, a continued shift towards a higher margin product mix, and productivity improvements at our manufacturing facilities. In addition, the successful downsizing and refocusing of our magazine product line continued to improve margins in this product line.

Shifting now to the Marketing Communications sector, sales grew a healthy 14% in the second quarter, excluding the closed operations. Our financial communications, packaging and promotional, direct marketing, and custom publishing businesses each recorded double-digit sales increases. However, our point-of-purchase business continued to experience softness in revenues.

I will now discuss each of these operations in more detail. For the quarter, financial communications sales increased 50%, driven by growth in mutual fund services and full service banking relationships combined with continued robust capital markets activity. Our packaging group recorded a 10% increase in sales this quarter after a slight decline in the move-disrupted first quarter. Our direct marketing operations enjoyed another strong quarter, with agency fees rising 47% over last year. This increase came on the heels of a 38% increase in the first quarter. And, the significant profit turn-around in our custom publishing operations continued into the second quarter, with fee income rising 72%. This strong top-line growth generated more than acceptable profitability this quarter compared to a sizable loss last year. Finally, as mentioned earlier, our point-of-purchase business continued to post disappointing results. Revenues in this business declined 17%, due primarily to the loss of the Coldwell Banker account in the second quarter of fiscal 1997.

As I mentioned earlier, our capital position improved significantly in the second quarter. Free cash flow was positive by $4.4 million in the second quarter, giving us a year-to-date positive cash flow of $3.4 million. We were very pleased with this year-to-date positive cash flow, especially since it was net of $3.2 million in cash outlays against the restructuring program. CAPEX totaled a relatively high $9.3 million in the second quarter, as we closed on the purchase of our new Charlotte manufacturing facility. However, we made major inroads on our working capital reduction initiatives. Accounts receivable fell $6.7 million in the quarter as our days sales outstanding fell by 6 days. Inventory levels remained relatively high due to high work-in-process levels and seasonal increases in paper inventories. We ended the second quarter with total debt of $93.8 million, which represented a decrease of $3.2 million from September 30. As a result of the debt reduction, our debt-to-capital ratio improved marginally to 47.4% at December 31, compared to 48.9% at September 30, 1997.

Fiscal 1998 Outlook - Dave Bosher
Finally, let me update you on our view of the remainder of FY98. Due to our strong first half results, positive operating trends at several of our key businesses, and the successful execution of our restructuring actions, we are increasingly confident that Cadmus will continue to achieve improved financial performance throughout the remainder of fiscal 1998. We remain comfortable with earnings estimates in the range of $1.40 per share. With regard to the third quarter, we believe that published estimates in the range of $.37 to $.40 per share are reasonable.

I'd like now to turn the call over to Steve Isaac for a brief update on the Marketing Communications sector. Steve . . .



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Marketing Communications Update - Steve Isaac
As Dave noted, top line growth for the Marketing Communications Sector in the second quarter was up 14% over the same period last year. Looking forward, we expect to maintain growth in this 10-15% range. I'd like to talk for just a moment about some of the new clients and some of the new initiatives that will help us sustain this growth.

We have been very successful with our new relationship with Radio Shack. As you know, Radio Shack named Cadmus their direct marketing agency of record during the first quarter. This relationship has developed nicely and will generate in excess of $1 million in fee revenues for the fiscal year.

Most recently, our Packaging and Promotional Group was named sole source vendor for Federal Express' on-line package tracking program. This contractual, five-year commitment calls for Cadmus to provide package engineering, printing, diskette duplication, assemblage, customer service, fulfillment and data management services. Opportunities for our tactical marketing operations in creative work are also under discussion. An important point regarding this account is that we won it as a result of our fully integrated service offering, which as you know is the cornerstone of our strategy.

Other recent full service wins include Intelos, a telecommunications provider, for whom we will do advertising, point of sale, packaging, consulting, printing and fulfillment services; a telephone equipment manufacturer, the name of which we are restricted from disclosing, has retained Cadmus to provide printing, brand consulting and advertising services; and Trigon, a Virginia-based health care provider, for whom we will provide consulting, printing, and fulfillment services.

In order to accelerate acquisition of these sort of full-service clients, we have created a new business development function under a seasoned executive with experience in direct marketing, advertising, and print production, Ken Lindenau. Ken is implementing a highly focused lead generation effort - targeted at organizations who match our profile of multi-service needs based on their demonstrated spending patterns in our critical areas - creative, printing, direct mail, packaging, point of sale, and similar services. This effort already has resulted in improved new business opportunity flow. In addition, we are mounting a cross-Cadmus branding initiative which will be launched with in-market advertising and promotion in April of this year. We expect these efforts and related initiatives to begin paying benefits in our fourth quarter and really begin to "move the needle" in fiscal 1999.

In summary, I am pleased with the progress the Marketing Communications Sector has made during fiscal 1998. We have grown our top line and significantly enhanced our operating margins. While we remain far from where
we want to be, we are clearly headed in the right direction.   Dave . . .

Conclusion - Dave Bosher
Thanks, Steve. Before beginning our Q&A session, please note that certain of our comments represent "forward looking statements" and are subject to certain risks and uncertainties. Those risks and uncertainties are set forth in our press release and included in a Form 8-K which will be filed shortly with the SEC to which you should refer for additional details.

We thank you again for joining us for this morning's call and for your continued interest and support in Cadmus. I would now like to open up the session for any questions you may have for us.